                                                                    Exhibit 12.1

                             Giant Industries, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                             (Thousands of Dollars)


                                                                            Year Ended December 31,
                                                  -------------------------------------------------------------------------
                                                    2003            2002             2001            2000            1999
                                                  --------        --------         --------        --------        --------
Earnings:
Earnings (Loss) from Continuing Operations        $ 12,337        $(11,099)        $ 13,845        $  7,858        $ 10,615
Provision (Benefit) for Income Taxes                 7,971          (7,477)           8,702           3,820           5,743
Fixed Charges                                       45,594          39,729           27,719          28,130          28,221
                                                  --------        --------         --------        --------        --------
Subtotal                                            65,902          21,153           50,266          39,808          44,579

Less: Interest Capitalized                              --              --               --              62             183
                                                  --------        --------         --------        --------        --------

Earnings Available for Fixed Charges              $ 65,902        $ 21,153         $ 59,266        $ 39,746        $ 44,396
                                                  ========        ========         ========        ========        ========

Fixed Charges:
Interest Expensed and Capitalized                 $ 38,645        $ 34,426         $ 24,135        $ 24,458        $ 24,176
Amortized Financing Fees                             4,696           3,256              764              --              --
Interest Estimate Within Rental Expense              2,253           2,047            2,820           3,672           4,045
                                                  --------        --------         --------        --------        --------
Total Fixed Charges                               $ 45,594        $ 39,729         $ 27,719        $ 28,130        $ 28,221
                                                  ========        ========         ========        ========        ========

Deficiency                                             N/A        $ 18,576              N/A             N/A             N/A

Ratio of Earnings to Fixed Charges                    1.45            0.53             1.81            1.41            1.57
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